Exhibit 10.13

October 30, 2006

Jeffrey Lindholm

RE:	Employment Offer

Dear Jeff:

On behalf of BigBand Networks, Inc. (“BigBand”), I am pleased to confirm our verbal offer of employment to you for the position of Senior Vice President of Worldwide Field Operations, reporting to Amir Bassan-Eskenazi or his designee. This letter sets out the terms of your employment with BigBand, which will start on November 14, 2006 (“Start Date”). This offer and your Start Date are contingent upon successful completion of references, employment verification and a background check.

Subject to the approval of the Board of Directors of BigBand, in consideration for your service to BigBand, you will be paid a base salary of $20,833 per month (which equals $250,000 on an annualized basis), less applicable taxes and other withholdings in accordance with BigBand’s standard payroll practices. You will be eligible for $150,000 in variable compensation based on a combination of (i) sales compensation according to the BigBand Sale Compensation Plan, and (ii) participation in BigBand’s performance bonus program on the same basis as other members of BigBand’s senior management. In addition, you will be eligible to participate in various BigBand fringe benefit plans, including: Group Health Insurance, Flexible Spending Accounts, 401(k) Savings Plan, and the vacation program. BigBand reserves the right to modify employee benefit plans and policies, as it deems necessary. These benefits will be explained to you during your employee orientation. Finally, as as additional incentive, BigBand is prepared to offer you a $50,000 in singing bonus (less applicable taxes and other withholding), which will be paid to you in three increments: (i) $16,666 on January 1, 2007 if you remain actively employed on such date, (ii) $16,667 on March 1, 2007 if you remain actively employed on such date, and (iii) $16,667 on May 1, 2007 if you remain actively employed on such date.

Subject to the approval of the Board of Directors of BigBand, you will be granted an option to purchase 1,700,000 shares of BigBand common stock under BigBand’s Stock Option Plans at an exercise price equal to the fair market value of that stock on your option grant date. Your option will vest over a period of four years, and will be subject to the terms and conditions of the related BigBand Stock Options Plan and related standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

Your employment with BigBand is “at will”; it is for no specified term, and may be terminated by you or BigBand at any time, with or without cause or advance notice. Any contrary representations that may have been made to you are superceded by this offer. This is the full and complete agreement between you and BigBand on this term. Although your job duties, title, compensation and benefits, as well as BigBand’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and BigBand’s Chief Executive Officer.

In the event that BigBand should experience a Change in Control (as that term is defined in the stock option agreement), and you are terminated for a reason other than for Misconduct or you are Constructively Terminated within six months (6) months of such Change in Control, you (i) will receive accelerated vesting equal to the greater of: (A) twelve (12) months, or (B) fifty percent (50%) of the remaining unvested shares of stock, plus (ii) contingent upon your signing of a general release acceptable to BigBand or its successor in interest, will receive a severance payment equal to six (6) months of base salary, less applicable taxes and other withholdings as determined by BigBand’s payroll department.

For purposes of this Agreement, “Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by you, any unauthorised use or disclosure by you of confidential Information or trade secrets of BigBand’s (or any parent or subsidiary), or any other intentional misconduct by you adversely affecting the business or affairs of BigBand (or any parent or subsidiary) in a material manner.

For purposes of this Agreement, “Constructive Termination” shall mean any one or more of the following without your express written consent: (i) the relocation of the principal place of your employment to a location that is more than (50) miles from Westborough, Massachusetts; (ii) any failure by BigBand to pay, or any material reduction by BigBand of, your bass salary or benefits (unless reductions comparable in amount and duration are concurrently made for all other employees of BigBand with responsibilities, organizational level and title comparable to yours); (iii) without your express written consent, a significant reduction of your duties, position or responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of BigBand being acquired and made part of a larger entity (as, for example, when the Senior Vice President of Field Operations of BigBand remains as such following a Change of Control but is not made the Senior Vice President of Field Operations of the acquiring corporation) shall not constitute “Constructive Termination” or (iv) in the event that BigBand determines that your services are no longer needed.

By accepting employment with BigBand, you represent that you will not be acting in breach of any agreement with any of your previous employers. BigBand is very impressed with the skills and experience that you will bring to us and we hope that you will consider this offer carefully. Should you accept this offer, I would like to remind you that it is BigBand’s policy to avoid situations where information or materials might come into our hands that are considered proprietary by individuals or companies other than BigBand. We are interested in employing you because of your skills and abilities, not because of any trade secrets you have learned elsewhere. It is important that you take care not to bring, even inadvertently, any books, drawings, notes, materials, etc., except your personal effects as you leave your current employer. Thus, you represent and warrant that you are not acting in breach of any non-competition, employment or other agreements with your current employer or any of your previous employers.

Like all BigBand employees, you will be required, as a condition to your employment with BigBand, to sign BigBand’s standard Employee Confidentiality and Assignment of Inventions Agreement, a copy of which is included with this letter. Also, you will be required to provide BigBand with documents establishing your identity and right to work in the U.S. within three (3) business days after your Start Date.

To ensure the timely and economical resolution of disputes that arise in connection with your employment with BigBand, you and BigBand agree that any and all disputes, claims (including, but not limited to, any claims for compensation, benefits, stock or stock options, fraud or age, sex, race, disability or other discrimination or harassment), or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Boston Massachusetts, conducted in accordance with the rules of the Americas Arbitration Associate (“AAA”) under the applicable AAA employment rules. By agreeing to this arbitration procedure, both you and BigBand waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or BigBand would be entitled to seek in a court of law. BigBand shell pay all AAA’s arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or BigBand from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and BigBand each have the right to resolve any issue or dispute arising under your Employees Proprietary Information and Inventions Assignment Agreement by court action.

This agreement and the other agreements referred to above constitute the entire agreement between you and BigBand regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements, whether oral or written, between you and BigBand. This agreement may only be modified by a document signed by you and the Chief Executive Officer of BigBand.

We look forward to working with you at BigBand. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this offer. This offer, if not accepted, will expire at 5:30 PM Pacific Standard Time on November 1, 2006. If you have any questions, please call me at 650-995-5000.

Sincerely,

BigBand Networks, Inc.

By:	/s/ Amir Bassan-Eskenazi
Amir Bassan-Eskenazi
President and Chief Executive Officer

I have read the above employment offer and accept employment with BigBand on the terms and conditions set forth in this agreement.

Date: 11-01-06	/s/ Jeffrey Lindholm
Jeffrey Lindholm

My anticipated start date is 11-14-06